Exhibit 99.n(1)

[SUTHERLAND ASBILL & BRENNAN LLP]

DODIE C. KENT

DIRECT LINE: 212.389.5080

E-mail: dodie.kent@sutherland.com

April 29, 2015

VIA EDGAR

Board of Directors

Protective Life Insurance Company

2801 Highway 280 South

Birmingham, Alabama 35223

Re:                             Protective Advantage Plus Variable Life Policy

Post-Effective Amendment No. 3

Directors:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 3 to the Registration Statement on Form N-6 by Protective Life Insurance Company and United Investors Universal Life Variable Account for certain variable life insurance policies (File No. 333-182485).  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Dodie C. Kent
Dodie C. Kent